UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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OPTIMER PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

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Optimer Pharmaceuticals, Inc.

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 25, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Optimer Pharmaceuticals, Inc., a Delaware corporation (the “Company”).  The meeting will be held on Monday, April 25, 2011 at 9:00 a.m. local time at the offices of Optimer Pharmaceuticals, Inc. located at 5355 Mira Sorrento Place, Suite 250, San Diego, CA 92121, for the following purposes:

1.                                      To elect the three nominees for director named herein to hold office until the 2014 Annual Meeting of Stockholders.

2.                                      To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.

3.                                      To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

4.                                      To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

5.                                      To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 11, 2011.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Pedro Lichtinger
President and Chief Executive Officer

San Diego, California
March 31, 2011

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials For the Stockholder Meeting to be held on April 25, 2011 — Optimer’s Annual Report to Stockholders and the Proxy Statement for the Annual Meeting are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15221.

Optimer Pharmaceuticals, Inc.

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Optimer Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “Optimer”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting.  You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about March 31, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 11, 2011 will be entitled to vote at the Annual Meeting.  On this record date, there were 46,179,902 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at close of business on March 11, 2011 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or other Nominee

If at the close of business on March 11, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by the organization holding your account.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•                  Election of the three nominees for director named herein to hold office until the 2014 Annual Meeting of Stockholders;

•                  Ratification of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011;

•                  Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•                  Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

How do I vote?

You may either vote “For” each of the nominees to the Board of Directors named herein or you may “Withhold” your vote for any nominee you specify.  With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter.  For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•      To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•                  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us by 11:59 p.m. PST on the day before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card to ensure that your vote is counted.  To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 11, 2011.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For All” of the three nominees for director named herein, “For” the ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011, “For” the advisory approval of executive compensation and “For” one year as the preferred frequency of advisory votes to approve executive compensation.  If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to our stockholders.  In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•                  You may submit another properly completed proxy card with a later date to Optimer’s Corporate Secretary at 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121.

•                  You may send a timely written notice that you are revoking your proxy to Optimer’s Corporate Secretary at 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121.

•                  You may attend the Annual Meeting and vote in person.  Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials and/or considered at next year’s Annual Meeting, your proposal must be submitted in writing by December 2, 2011, to Optimer Pharmaceuticals, Inc.; Attn: Corporate Secretary, 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121.   If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by December 2, 2011.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, “For” and “Withhold” votes and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years, three years, abstentions and broker non-votes; and, with respect to other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes.  Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under applicable rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, election of directors (even if not contested) and, for the first time under a new amendment to the NYSE rules, executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

•                  For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected.  Only votes “For All” or “Withhold All” or “For All Except” will affect the outcome. Broker non-votes will have no effect.

•                  To be approved, Proposal No. 2, ratification of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011, must receive “For” votes from the holders of a majority of shares present and entitled to vote at the Annual Meeting either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

•                  Proposal No. 3, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares present and entitled to vote at the Annual Meeting either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

•                  For Proposal No. 4, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the votes of the holders of a majority of shares present and entitled to vote at the Annual Meeting either in person or by proxy will be considered the frequency preferred by the stockholders.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if a majority of the outstanding shares are represented at the meeting in person or by proxy.  At the close of business on the record date, there were 46,179,902 shares outstanding and entitled to vote. Thus, the holders of 23,089,952 shares must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  Vacancies on the Board may be filled by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has eight members.  There are three directors in the class whose term of office expires in 2011.  Each of the nominees listed below is currently a director of the Company.   Messrs. Michael Chang, Anthony Altig and Robert Zerbe were previously elected by the stockholders.  If elected at the Annual Meeting, each of these nominees would serve until the 2014 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.  It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.   Six of our then-current directors attended the 2010 Annual Meeting.  Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below.  If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Optimer.  Each person nominated for election has agreed to serve if elected.  Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting and a discussion of the specific experience, qualifications, attributes or skills of each person that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director or that qualify such person to continue as a director, respectively, as of the date of this proxy statement.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2014 ANNUAL MEETING

Michael N. Chang, Ph.D.

Dr. Chang, 60, currently serves as the Chairman of our Board of Directors, has served as a member of our Board of Directors since our inception in November 1998 and, from November 1998 to May 2010, served as our President and Chief Executive Officer. From November 1998 to January 2000, Dr. Chang was the Chief Scientific Officer of Nu Skin Enterprises, Inc., a publicly-traded personal care and nutritional supplement company. Dr. Chang joined Nu Skin Enterprises upon its acquisition of Pharmanex, Inc., a natural healthcare company, which he founded and where he was employed since January 1995 as Senior Vice President, Research and Development and Chief Science Officer.  Before Pharmanex, Dr. Chang worked for 15 years in the pharmaceutical industry, at Merck & Co, Inc., a publicly-traded research-driven pharmaceutical company, Rhone-Poulenc Rorer Inc., which is now Sanofi-Aventis, a publicly-traded pharmaceutical company, and ArQule, Inc., a publicly-traded biotechnology company.  Dr. Chang received a B.S. degree in chemistry from Fu-Jen University in Taiwan, a Ph.D. degree in organic chemistry from Brandeis University and post-doctoral training at the Massachusetts Institute of Technology, or MIT.  Dr. Chang is married to Tessie M. Che, Ph.D., our Senior Vice President, Corporate Affairs and Chief Operating Officer. Dr. Chang’s demonstrated leadership in his field, his prior senior management experience in our industry and his prior experience as our Chief Executive Officer contribute to our conclusion that he should serve as a director.

Anthony E. Altig

Mr. Altig, 55, has served as a director since November 2007.  Mr. Altig currently serves as the Chief Financial Officer at Biotix Holdings, Inc., a company that manufactures microbiological consumables.  From December 2004 to June 2007, Mr. Altig served as the Chief Financial Officer of Diversa Corporation (subsequently Verenium Corporation), a publicly-traded company developing specialized industrial enzymes. Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, from 2002 to 2004. In addition to these and other corporate positions, Mr. Altig served as a consultant to the biotechnology and technology industry during his tenure at both PricewaterhouseCoopers LLP and KPMG LLP. In addition, Mr. Altig serves as a director and chair of the Audit Committee for MultiCell Technologies, Inc., a publicly-traded biopharmaceutical company and OccuLogix, Inc. dba TearLab Corporation, a publicly-traded health care company focused on evidence-based ophthalmic devices for the diagnosis and treatment of age related eye diseases. Mr. Altig received a B.B.A. degree from the University of Hawaii. Mr. Altig’s demonstrated leadership in his field, his knowledge of finance and his experience in financing matters contribute to our conclusion that he should serve as a director.

Robert L. Zerbe, M.D.

Dr. Zerbe, 60, has served as a director since December 2009.  Dr. Zerbe currently serves as Chief Executive Officer and President at QuatRx Pharmaceutical Company, a private biopharmaceutical company he co-founded in 2000. Prior to founding QuatRx, Dr. Zerbe served as Senior Vice President of Worldwide Clinical Research and Development at Parke-Davis, a pharmaceutical company, during which time he oversaw the successful development program of Lipitor®, Neurotin®, and other products.  Prior to joining Parke-Davis, he held a variety of research and development positions, including Vice President of Clinical Investigation and Regulatory Affairs at Eli Lilly and Company, a pharmaceutical company, in the U.S. and U.K.  Dr. Zerbe also serves on the board of directors of A.P. Pharma, Inc., a specialty pharmaceutical company, and Aastrom Biosciences, Inc., a clinical development stage company. Dr. Zerbe earned his medical degree at Indiana University and received his post graduate training in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Mental Health. Dr. Zerbe’s demonstrated leadership in his field, his understanding of our industry and his prior senior management experience contribute to our conclusion that he should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS A Vote In Favor Of Each Named Nominee.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2012 ANNUAL MEETING

Pedro Lichtinger

Mr. Lichtinger, 56, has served as our President and Chief Executive Officer and as a member of our Board of Directors since May 2010.  Prior to joining Optimer, Mr. Lichtinger held several key positions with Pfizer, Inc., a pharmaceutical company, from 1995 to 2009, including President of Pfizer’s Global Primary Care Business Unit, in which capacity he oversaw operations in North America, Europe, Korea, and Australia. Prior to this position, he served as Pfizer’s Area President in Europe in which capacity he oversaw all pharmaceutical products including primary care, oncology, specialty and generic.  Prior to this position, he served as Pfizer’s President of Global Animal Health Business, and Regional President, Europe Animal Health.  Before joining Pfizer, Mr. Lichtinger was an executive of Smith Kline Beecham, a pharmaceutical company, last serving as Senior Vice President, Europe Animal Health.  Mr. Lichtinger currently serves on the board of directors of BioTime, Inc., a publicly-traded biotechnology company focused on blood plasma volume expanders and regenerative medicine. Mr. Lichtinger holds an MBA degree from the Wharton School of Business and an Industrial Engineering degree from the National University of Mexico. Mr. Lichtinger’s experience as our President and Chief Executive Officer, as well as his demonstrated leadership in the pharmaceutical field, including development and commercialization activities and his prior senior management experience contribute to our conclusion that he should serve as a director.

Peter E. Grebow, Ph.D.

Dr. Grebow, 64, has served as a director since February 2009.  From January 1991 to February 2011, Dr. Grebow held several key positions with Cephalon, Inc., a biopharmaceutical company, including Executive Vice President, Cephalon Ventures, Senior Vice President, Worldwide Business Development and Senior Vice President, Drug Development. Prior to joining Cephalon, Dr. Grebow served as the Vice President, Drug Development for Rorer Central Research, a division of Rhone-Poulenc Rorer Pharmaceuticals Inc., a pharmaceutical company, from 1986 to 1990.  Dr. Grebow received his undergraduate degree from Cornell University, a Masters of Science in Chemistry from Rutgers University and a Ph.D. in Physical Biochemistry from the University of California, Santa Barbara. Dr. Grebow’s demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contribute to our conclusion that he should serve as a director.

Henry A. McKinnell, Ph.D.

Dr. McKinnell, 68, has served as a director since January 2011. Dr. McKinnell served as Chairman of the Board of Pfizer, Inc., a pharmaceutical company, from May 2001 until his retirement in December 2006 and Chief Executive Officer from January 2001 to July 2006. He served as President of Pfizer from May 1999 to May 2001, and as President of Pfizer Pharmaceuticals Group from January 1997 to April 2001. Dr. McKinnell served as Chief Operating Officer of Pfizer from May 1999 to December 2000 and as Executive Vice President from 1992 to 1999. Dr. McKinnell currently serves as lead independent director of Moody’s Corporation and is a director of Angiotech Pharmaceuticals, Inc. Dr. McKinnell also serves as Chairman of the Board of the Accordia Global Health Foundation. He is Chairman Emeritus of the Connecticut Science Center, and is a member of the Academic Alliance for AIDS Care and Prevention in Africa. He served as director of Pfizer and ExxonMobil Corporation until 2007 and John Wiley & Sons until 2005.  Dr. McKinnell holds a Bachelor’s Degree in business from the University of British Columbia, and M.B.A. and Ph.D. degrees from the Stanford University Graduate School of Business. Dr. McKinnell was appointed to our Board of Directors in January 2011 by our directors then in office after a recommendation from the Nominating and Corporate Governance Committee. Dr. McKinnell’s demonstrated leadership in the pharmaceutical field, including development and commercialization activities and his prior senior management experience contribute to our conclusion that he should serve as a director.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2013 ANNUAL MEETING

Mark Auerbach

Mr. Auerbach, 73, has served as a director and chairman of the audit committee since June 2005. Over the last 18 years, Mr. Auerbach has served as a director for several companies. He currently serves as a director of Ventrus Bioscience, Inc., a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders, specifically, hemorrhoids, anal fissures and fecal incontinence. From January 2006 through March 2010, Mr. Auerbach served as the Chairman of the Board of Directors for Neuro-Hitech, Inc., an early-stage pharmaceutical company which specialized in brain degenerative diseases.  From June 2007 through August 2009, he served as a director for Collexis, a company which develops knowledge management and discovery software. From July 2007 through February 2009, Mr. Auerbach also served as director for RxElite Holdings, Inc., a company which develops, manufactures and markets generic prescription drug products in specialty generic markets. From September 2003 through October 2006, Mr. Auerbach served as Executive Chairman of the Board of Directors for Par Pharmaceutical Companies, Inc., principally a manufacturer and marketer of generic pharmaceuticals and the parent of Par Pharmaceutical, Inc.  From 1993 to 2005, Mr. Auerbach served as Chief Financial Officer of Central Lewmar LLP, a national fine paper distributor.  Mr. Auerbach received a B.S. degree in accounting from Rider University. Mr. Auerbach’s demonstrated leadership in his field, his knowledge of finance and his experience in general business and financing matters contribute to our conclusion that he should serve as a director.

Joseph Y. Chang, Ph.D.

Dr. Chang, 58, has served as a director since November 1998.  Dr. Chang is the Chief Scientific Officer and Executive Vice President of Nu Skin Enterprises Inc., a publicly-traded personal care and nutritional supplement company.  Dr. Chang served as the President of Pharmanex, Nu Skin Enterprises’ nutritional supplement division, from April 2000 to February 2006.  Dr. Chang served as Vice President of Clinical Studies and Pharmacology of Pharmanex from 1997 until April 2000.  From 1994 until 1997, he was the President and Chief Scientific Officer of Binary Therapeutics, Inc., a development-stage company in the biotechnology industry.  From 1981 to 1991, Dr. Chang was a research executive at Wyeth Research, a research-based pharmaceutical products company and formerly known as Wyeth-Ayerst Research, and Rhone Poulenc-Rorer Inc., which is now Sanofi-Aventis.  Dr. Chang received a B.S. degree from Portsmouth University and a Ph.D. degree from the University of London. Dr. Chang’s demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contribute to our conclusion that he should serve as a director.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Under the listing standards of the Nasdaq Global Market (“Nasdaq”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each current director and former director who served during 2010, or any of his family members, and Optimer, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that each of our current directors are, and each former director that served during 2010 was, during the portion of 2010 which he served, an independent director within the meaning of the applicable Nasdaq listing standards, except for Mr. Lichtinger, our President and Chief Executive Officer, and Dr. Michael Chang, our former President and Chief Executive Officer and current Chairman of the Board.  Neither Mr. Lichtinger nor Dr. Chang is an independent director by virtue of his employment and consultancy, respectively, with the Company.  In making this determination, the Board found that none of the independent directors or nominees for director had a material or other disqualifying relationship with us.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Dr. Michael Chang is currently the Chairman of the Board of Directors.  In May 2010, the Board of Directors appointed Dr. Joseph Chang as lead independent director. Prior to May 2010, Dr. Alain Schreiber served as the lead independent director.

Dr. Michael Chang is currently a consultant of the Company and from November 1998 until May 2010, served as the President and Chief Executive Officer of the Company.  The Board of Directors believes that Dr. Michael Chang is well situated to serve as Chairman of the Board of Directors because of his familiarity with the Company’s business and industry. Even though Dr. Michael Chang is not currently the President and Chief Executive Officer of the Company, he is still not an independent director by virtue of his current consultancy arrangement with the Company, and the Board of Directors therefore believes that it is in the best interest of the stockholders at this time for Dr. Joseph Chang continue to serve as lead independent director.

LEAD INDEPENDENT DIRECTOR

As lead independent director, Dr. Joseph Chang leads all meetings of the non-management directors held in executive session. In addition, the lead independent director has the following responsibilities: with the Chief Executive Officer, establish the agenda for regular Board of Directors meetings and serve as chairman of Board of Directors meetings; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over executive sessions and other meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; convey any messages from meetings of the independent directors to the Chief Executive Officer; be available to discuss with other directors any concerns he or she may have about the Company and its performance and relay these concerns, where  appropriate, to the full Board of Directors or the Chief Executive Officer; and be available to be consulted by any of the senior executives of the Company as to any concerns that the executive might have.

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

The entire Board of Directors and each of its committees are involved in overseeing risk associated with the Company. The Board of Directors and the Audit Committee monitor the Company’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management, external auditors and other advisors. In its periodic meetings with the external auditors and the independent registered public accounting firm, the Audit Committee discusses the scope and plan for audits and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Board of Directors and the Nominating and Governance Committee monitor the Company’s governance and succession risk by regular review with management and outside advisors. The Board of Directors and the Compensation Committee monitor Chief Executive Officer succession and the Company’s compensation policies and related risks by regular reviews with management and outside advisors.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met six times during the 2010 fiscal year.  Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, except for Dr. Joseph Chang and Dr. Zerbe.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.  The following table provides current membership information and meeting information for the 2010 fiscal year for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Anthony E. Altig	X		X
Mark Auerbach	X*
Joseph Y. Chang (lead independent director)		X	X*
Michael N. Chang
Peter E. Grebow (1)		X*
Henry A. McKinnell (1)			X
Robert L. Zerbe	X	X
Total meetings in fiscal 2010	4	4	0

*	Committee Chairperson
(1)	Dr. McKinnell replaced Dr. Grebow as a member of the Nominating and Corporate Governance Committee in February 2011.

Below is a description of each committee of the Board of Directors.  The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and oversees the Company’s corporate accounting and financial reporting process.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services  as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and our independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements.

Three directors comprise our Audit Committee: Messrs. Auerbach and Altig, and since May 5, 2010, Dr. Zerbe. Mr. Auerbach is the chairman of the Audit Committee.  Our Board of Directors has determined that Messrs. Auerbach and Altig and Dr. Zerbe qualify as independent directors and “audit committee financial experts,” as defined in applicable rules of the Securities and Exchange Commission (“SEC”).  Our Board of Directors made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including their formal education and prior work experience.

The Audit Committee has adopted a written charter that is available on the Company’s website at www.optimerpharma.com and met four times during the fiscal year ended December 31, 2010.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with the Company’s management.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent accountants’ independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2010.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT COMMITTEE

Mr. Mark Auerbach

Mr. Anthony E. Altig

Dr. Robert L. Zerbe

Compensation Committee

The Compensation Committee consists of Drs. Joseph Chang, Grebow and Zerbe. The functions of this committee include, among other things:

•                  evaluating and recommending to our Board of Directors the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•                  evaluating and recommending to our Board of Directors the type and amount of compensation to be paid or awarded to board members;

•                  evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•                  administering our equity incentive plans;

•                  establishing policies with respect to equity compensation arrangements;

•                  reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers; and

•                  reviewing and evaluating, at least annually, the performance of the Compensation Committee.

The Compensation Committee has adopted a written charter that is available on the Company’s website at www.optimerpharma.com and met four times during the fiscal year ended December 31, 2010. Dr. Grebow serves as the Chairman of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During 2010, Drs. Joseph Chang, Grebow and Zerbe, and prior to May 2010, Dr. Alain Schreiber, served on our Compensation Committee.  No member of our Compensation Committee has ever been an executive officer or employee of ours.  None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement.  Based on this review and discussion, the Compensation Committee has recommended that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE

Dr. Peter E. Grebow

Dr. Joseph Y. Chang

Dr. Robert L. Zerbe

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors assists the Board in identifying prospective director nominees and recommends to the Board the director nominees for annual meetings of stockholders; recommends members for each Board committee; ensures that the Board is properly constituted to meet its fiduciary obligations to the Company and its stockholders and that the Company follows appropriate governance standards; develops and recommends to the Board governance principles applicable to the Company; and oversees the evaluation of the Board and management.

The Nominating and Corporate Governance Committee uses many sources to identify potential director candidates, including the network of contacts among our directors, officers and other employees, and may engage outside consultants and recruiters in this process. As set forth below under “Stockholder Director Recommendations,” the Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to understand basic financial statements. The Nominating and Corporate Governance Committee will consider all relevant factors, which may include among others the candidate’s experience and accomplishments, the usefulness of such experience to our business, the availability of the candidate to devote sufficient time and attention to Optimer, the candidate’s reputation for integrity and ethics and the candidate’s ability to exercise sound business judgment. In the case of incumbent directors, our Nominating and Corporate Governance Committee reviews each director’s overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such director’s independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. In addition, while we do not have a formal policy on diversity, the Nominating and Corporate Committee believes that Board of Directors should represent diverse experience at policy-making levels in business, education and technology, and in areas that are relevant to our business activities. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time, and candidates for director are reviewed in the context of the composition of the then current Board of Directors, our requirements and the interests of our stockholders. The Nominating and Corporate Governance Committee recommended the nominations of each of the directors nominated for election at our 2011 Annual Meeting.

The Nominating and Corporate Governance Committee is currently comprised of Drs. Joseph Chang and McKinnell (as of February 2011) and Mr. Altig.  Dr. Chang serves as the Chairperson.  Dr. Grebow served on the Nominating and Corporate Governance Committee until February 2011.  The committee has adopted a written charter which is available on our website at www.optimerpharma.com. The nominating committee did not meet separately during the fiscal year ended December 31, 2010.

Stockholder Director Recommendations

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. A candidate must be highly qualified and be willing and expressly interested in serving on our Board of Directors. To be considered by the Nominating and Corporate Governance Committee, a stockholder recommendation for director candidates for the 2012 Annual Meeting of stockholders must be received by the committee by December 2, 2011. A stockholder who wishes to recommend a candidate for the Nominating and Corporate Governance Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Corporate Secretary, Optimer Pharmaceuticals, Inc., 10110 Sorrento Valley Road, Suite C, San Diego, California 92121. Submissions must include a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. This procedure does not affect the deadline for submitting other stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at an annual meeting. Additional information regarding submitting stockholder proposals is set forth in our bylaws. Stockholders may request a copy of the bylaw provisions relating to stockholder proposals from our Corporate Secretary.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors has a formal process by which stockholders may communicate with our Board or any of our directors or officers. Stockholders who wish to communicate with our Board of Directors or any of our directors or officers may do so by sending written communications addressed to such person or persons in care of Corporate Secretary, Optimer Pharmaceuticals, Inc., 10110 Sorrento Valley Road, Suite C, San Diego, California 92121. All such communications to our directors will be compiled by our Corporate Secretary and submitted to the addressees on a periodic basis. If our Board of Directors modifies this process, we will post the revised process on our website.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.optimerpharma.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. We will promptly disclose on our website (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver.

COMPENSATION AND OTHER INFORMATION
CONCERNING EXECUTIVE OFFICERS, DIRECTORS AND CERTAIN STOCKHOLDERS

Our executive officers and directors and their respective ages and positions are as follows:

Name	Age	Position
Pedro Lichtinger	56	President, Chief Executive Officer and Director
Linda E. Amper	54	Senior Vice President, Human Resources
Tessie M. Che, Ph.D.	60	Senior Vice President, Corporate Affairs and Chief Operating Officer
Sherwood L. Gorbach, M.D.	76	Senior Vice President, Research and Development and Chief Scientific Officer
Kurt M. Hartman	38	General Counsel, Chief Compliance Officer and Senior Vice President, Access
Gregory E. Papaz	56	Senior Vice President, U.S. Commercial Operations
John D. Prunty	49	Senior Vice President, Chief Financial Officer and Corporate Secretary
Youe-Kong Shue, Ph.D.	61	Vice President, Clinical Development
Michael N. Chang, Ph.D.	60	Chairman of the Board
Anthony E. Altig	55	Director
Mark Auerbach	73	Director
Joseph Y. Chang, Ph.D.	58	Lead Independent Director
Peter E. Grebow, Ph.D.	64	Director
Henry A. McKinnell, Ph.D	68	Director
Robert L. Zerbe, M.D.	60	Director

Executive Officers

Pedro Lichtinger has served as our President and Chief Executive Officer and as a member of our Board of Directors since May 2010.  Prior to joining Optimer, Mr. Lichtinger held several key positions with Pfizer, Inc., a pharmaceutical company, from 1995 to 2009, including President of Pfizer’s Global Primary Care Business Unit, in which capacity he oversaw operations in North America, Europe, Korea, and Australia. Prior to this position, he served as Pfizer’s Area President in Europe in which capacity he oversaw all pharmaceutical products including primary care, oncology, specialty and generic. Prior to this position he served as Pfizer’s President of Global Animal Health Business, and Regional President, Europe Animal Health.  Before joining Pfizer, Mr. Lichtinger was an executive of Smith Kline Beecham, a pharmaceutical company, last serving as Senior Vice President Europe Animal Health.  Mr. Lichtinger currently serves on the board of directors of BioTime, Inc., a publicly-traded biotechnology company focused on blood plasma volume expanders and regenerative medicine. Mr. Lichtinger holds an MBA degree from the Wharton School of Business and an Industrial Engineering degree from the National University of Mexico.

Linda E. Amper, Ph.D. has served as our Senior Vice President of Human Resources since January 2011.  Dr. Amper has over 20 years of experience in human resources.  Prior to joining Optimer, Dr. Amper was the Senior Vice President, Human Resources in OSI Pharmaceuticals (now Astellas Pharma), a biotechnology company primarily focused on the discovery, development and commercialization of molecular targeted therapies addressing medical needs in oncology, diabetes and obesity, from 2001 to 2010. From 1978 to 2001, Dr. Amper served at the New York Blood Center, a non-profit blood collection and distribution organization, where she held several key positions including her final position as Executive Director and Vice President of Long Island Blood Services, a division of the New York Blood Center and just prior as Vice President, Human Resources for the New York Blood Center.  Dr. Amper holds a Ph.D. in philosophy, health administration from Columbia Southern, a Master of Public Administration with a specialization in health care from C.W. Post College, and a B.S. in medical biology also from C.W. Post College.

Tessie M. Che, Ph.D. joined us in November 1999 and is currently our Senior Vice President, Corporate Affairs and Chief Operating Officer.  Dr. Che has over 20 years of industrial and management experience at large companies, including Exxon Mobil Corporation, a petroleum and petrochemical company, Aventis Pharmaceuticals, Inc., a pharmaceutical company, and EniChem S.p.A., a chemical company.  From 1994 to 1996, Dr. Che served as the Chief Operating Officer and Vice President of the M and D Precision Science Group, Inc., a biotechnology company.  In 1994, Dr. Che also co-founded and headed Zhejiang Cinogen Pharmaceutical Co., Ltd., a pharmaceutical company, which later merged with and became a wholly-owned subsidiary of Pharmanex, Inc.  At Pharmanex, she served as Director of Quality Assurance and Senior Director of Ingredient Sourcing from 1995 to 1999.  Dr. Che has a B.S. degree in chemistry from Illinois State University, a Ph.D. in physical-inorganic chemistry from Brandeis University and did post-doctoral work at Columbia University.  Dr. Che is married to Michael N. Chang, Ph.D., who is currently the Chairman of our Board of Directors.

Sherwood L. Gorbach, M.D. joined us as our Senior Vice President, Medical Affairs and Chief Medical Officer in November 2005 and was promoted to Senior Vice President, Research and Development and Chief Scientific Officer in February 2011.  In addition to serving on the faculties of Johns Hopkins, University of Illinois, and UCLA, Dr. Gorbach has been at Tufts University School of Medicine since 1975 as, among other things, Professor of Medicine, Public Health and Community Health and a Professor in the School of Nutrition and Social Policy.  Dr. Gorbach was also Chief of Infectious Diseases at New England Medical Center from 1975 to 1987.  In 1990, he served as the President of the Massachusetts Infectious Diseases Society, and in 1995, he was the President of the Society of Microbial Ecology and Disease.  Dr. Gorbach received the Lifetime Achievement Award in Recognition of Exemplary Dedication and Leadership at the 3rd Congress on Anaerobic Bacteria and Infections held in Glasgow, Scotland in 2003.  He was presented the Alexander Fleming Award for Lifetime Achievement in 2007 by the Infectious Diseases Society of America. In 2008, he received a Lifetime Achievement Award from the Anaerobe Society of the Americas and in 2009 he received the Tufts University Alumni Association distinguished Service Award. He has served as editor of the Clinical Infectious Diseases for the past ten years. Dr. Gorbach received his M.D. at the Tufts University School of Medicine in Boston.

Kurt M. Hartman has served as our General Counsel, Chief Compliance Officer and Senior Vice President, Access since December 2010. Prior to joining Optimer, Mr. Hartman held the position of Executive Director, Value and Access at Eisai, Inc., a research-based human health care company that discovers, develops and markets products throughout the world, where Mr. Hartman served as a Chairperson of Eisai’s U.S. Pricing Committee and led the areas of Strategic Pricing and Contracting, Reimbursement Support Services, and Eisai’s National Field Reimbursement Team. From 2007 to 2008, Mr. Hartman served as a Director of Patient Reimbursement Support and Assistance for Roche Laboratories, a research-focused healthcare company that develops and provides innovative diagnostic and therapeutic products and services that deliver significant benefits to patients and healthcare professionals. From 2004 to 2007, Mr. Hartman held strategic positions at Boehringer Ingelheim, a pharmaceutical company, including Associate Director, Contract Analysis and prior to that position, Associate Director, Managed Markets Marketing. Mr. Hartman received a bachelor’s degree from University of California at Los Angeles and received his J.D. from Pepperdine University School of Law.

Gregory E. Papaz has served as our Senior Vice President, Commercial Operations since December 2010. Prior to joining Optimer, Mr. Papaz was the Rheumatology Sales Director, Commercial Marketing at Genentech, a leading biotechnology company that use human genetic information to discover, develop, manufacture and commercialize medicines to treat patients with serious or life-threatening medical condition. From 2007 to 2008, Mr. Papaz served as the Anemia National Sales Director for Roche Pharma, a research-focused healthcare company that develops and provides innovative diagnostic and therapeutic products and services that deliver significant benefits to patients and healthcare professionals. From 2005 to 2007, Mr. Papaz served as the Vice President, Cardiovascular Hospital Sales at Sanofi-Aventis, a leading global pharmaceutical company that discovers, develops, produces and markets innovative therapies that enhance people’s lives. From 2000 to 2005, served as Vice President, Bone/CNS Sales and later as Vice President, Oncology Sales at Aventis Pharmaceuticals, a pharmaceutical company (now Sanofi-Aventis). Mr. Papaz received his B.S. in Hospital and Healthcare Administration from Providence College and his MBA from Johnson School of Business at Cornell University.

John D. Prunty has served as our Senior Vice President, Chief Financial Officer and Corporate Secretary since June 2006 and Secretary since December 2006.  Before joining us, Mr. Prunty held several key positions with Maxim Pharmaceuticals, Inc., a biopharmaceutical company, from 2000 to 2006, including Chief Financial Officer, Vice President of Finance, and Corporate Secretary.  Prior to his employment at Maxim, Mr. Prunty served as Senior Director of Finance and Corporate Controller at Gen-Probe Incorporated, a manufacturer of nucleic acid tests that diagnose human diseases, from 1997 to 2000.  He also held senior management positions at I-Bus, which was a division of Maxwell Technologies, Inc., an electronic device company.  Mr. Prunty began his career as an auditor at Ernst & Young LLP, an accounting firm, where he spent seven years in public accounting.  He is a certified public accountant and received a B.B.A. from the University of San Diego and an M.S. in management from San Diego State University.

Youe-Kong Shue, Ph.D. joined us in June 2000 as Senior Director of Chemistry and has served as Vice President, Clinical Development since January 2006.  In 2009, he assumed additional responsibility as the President and Chief Executive Officer of Optimer Biotechnology, Inc, in Taiwan, of which Optimer is a majority owner.  Prior to joining Optimer, Dr. Shue was with AstraZeneca Plc, a pharmaceutical research company, where he led a drug development program to identify novel therapies to combat H. pylori from 1996 to 2000.  From 1993 to 1996, he worked for Cubist Pharmaceuticals, Inc., a pharmaceutical company, as Director of Chemistry, leading research and development into anti-infective products.  He started his career in 1983 at Abbott Laboratories, a broad-based health care company, where he conducted neuroscience research.  Dr. Shue received his Ph.D. in organic chemistry from the University of Pittsburgh and did his post-doctoral training at Massachusetts Institute of Technology.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the material elements of compensation earned in the fiscal year ended December 31, 2010 by each of the executive officers identified in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” Our named executive officers with respect to the fiscal year ended December 31, 2010 are Pedro Lichtinger, our President and Chief Executive Officer; John D. Prunty, our Senior Vice President, Chief Financial Officer and Corporate Secretary; Tessie M. Che, Ph.D., our Senior Vice President, Corporate Affairs and Chief Operating Officer; Youe-Kong Shue, Ph.D., our Vice President, Clinical Development and Sherwood L. Gorbach, our Senior Vice President, Research and Development and Chief Scientific Officer, and Michael N. Chang, Ph.D., our former President and Chief Executive Officer.  These persons represent our principal executive officers, principal financial officer and three most highly compensated other executive officers serving during 2010. This disclosure includes payments that were made and compensation-related actions that were taken in the first quarter of 2010, where these payments and decisions related to performance in 2010.

Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, and to tie annual and long-term cash and stock incentives to company performance.  To achieve these objectives, the Compensation Committee develops and maintains compensation plans that tie a material portion of executives’ overall compensation to key strategic financial and operational goals, such as the establishment of key strategic relationships, the development, approval and commercialization of our product candidates and the identification and advancement of additional product candidates.  The Compensation Committee also attempts to set individual executive compensation at levels the committee believes are comparable to that of executives in other companies of similar size and stage of development operating in the biotechnology and pharmaceutical industry, while taking into account our relative performance and our own strategic goals.

We conduct an annual benchmark review of our executive compensation. This review is conducted by the Human Resources Department and provided to the Compensation Committee for discussion and analysis.  This review primarily analyzes annual base and incentive compensation and equity.  Sources for this review include Equilar Insight, the Radford Global Life Science survey of executive compensation and the San Diego Biotech Employee Development Coalition (“BEDC”) survey.  The compensation surveys review executive compensation of participating public and private companies.  Equilar is a resource for benchmarking executive compensation, and includes data from primarily publicly-traded companies.  Equilar reports can be generated by position and separated by industry, company size, and geographical area. The Radford Global Life Sciences Survey is a nationally recognized assessment of executive compensation widely used within the pharmaceutical industry. The BEDC survey included 67 life science company participants primarily in the San Diego area.

In October 2009, Equilar’s research database was used to assist in a determination of peer group companies.  Based on the selection criteria of companies in our market profile (pharmaceutical, biotech, specialty pharmaceutical and medical device) with a market cap of $200 million to $700 million, annual reported revenue of less than $15 million, and a company size of 50 to 200 employees, 19 companies were selected as peer group comparisons.  The selected peer group for purposes of determining 2010 compensation was comprised of Amicus Therapeutics, Inc., Ardea Biosciences, Inc., Arqule, Inc., Cadence Pharmaceuticals, Inc., Cyokinetics, Incorporated, Geron Corporation, GTx, Inc., Halozyme Therapeutics, Incorporated, Idenix Pharmaceuticals, Inc., Immunomedics, Inc., Metabolix, Inc., Momenta Pharmaceuticals, Inc., Novavax, Inc., OPKO Health, Inc., Orexigen Therapeutics, Inc., Osiris Therapeutics, Inc., Pharmasset, Inc., Poniard Pharmaceuticals, Inc. and Vical Incorporated.

We benchmark the base salaries, equity holdings and target cash bonuses of our executive officers against the median compensation for similarly-situated executives reported in the surveys and in our peer group.  We believe that the companies in the surveys and in our peer group provide us with appropriate compensation benchmarks for base salaries, equity holdings and target cash bonuses because these companies are in the same industry, are of similar size and tend to compete with us for executives.  The Compensation Committee believes that this benchmarking is therefore an important means of achieving one of its primary objectives of attracting and retaining the best executives.

In order to achieve the other primary objective of tying compensation to company performance, the Compensation Committee uses equity compensation and performance-based cash incentives.  As described more fully below, the Compensation Committee designs these elements of compensation to motivate our executive officers to achieve important corporate and individual goals that it believes will drive company performance and ultimately enhance stockholder value.

Elements of Executive Compensation

Executive compensation consists of the following elements:

Base Salary

The initial base salaries for our executives are established at the time of hire taking into account the executive officer’s scope of responsibilities, qualifications, experience, competitive salary information and compensation of our similarly-situated employees.  Base salaries for ensuing years are determined based on an assessment of the executive’s performance against job responsibilities, overall company performance, merit increase survey data and competitive salary information of similar size pharmaceutical companies.  For purposes of setting base salary levels, the Compensation Committee considers both an executive’s exhibited value to the organization and its business, as well as his or her anticipated contributions to the success (both short-term and long-term) of the Company.  Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.  This review occurs each year in or promptly after the fourth quarter with the annual adjustment in base salaries, if any, made effective as of January 1.

Performance-Based Cash Incentives

We use cash incentive awards to re-enforce our performance-based compensation policy. On March 11, 2010, the Compensation Committee of the Board of Directors adopted the Optimer Pharmaceuticals, Inc. 2010 Incentive Compensation Plan (the “2010 Bonus Plan”).  The 2010 Bonus Plan provided for the payment of cash bonuses to our Chief Executive Officer, Vice Presidents and director, associate director, senior manager and senior research investigator-level employees. Under the 2010 Bonus Plan, each participant was assigned a target bonus equal to a percentage of annual base salary.  For executive officer participants other than our Chief Executive Officer, 75% of overall goal achievement was based on corporate goals and 25% was based on individual goals.  The bonus paid to our Chief Executive Officer under the 2010 Bonus Plan was based entirely on the achievement of corporate goals. All 2010 Bonus Plan participants had the same corporate goals, which were recommended by our Chief Executive Officer and approved by our Compensation Committee.  Individual goals were established by our Chief Executive Officer upon consultation with other 2010 Bonus Plan participants. The degree to which corporate and individual executive officer goals were met was determined by our Compensation Committee after the end of our 2010 fiscal year. The Compensation Committee had the discretion to grant awards that exceeded the target awards in the case of exemplary achievement or eliminate or reduce awards below the amount otherwise determined by multiplying the target award amount by the applicable “goal achievement percentage”.

The corporate goals for 2010 related to the following categories at the relative weightings indicated, which were based on the Compensation Committee’s assessment of the relative importance of each category to the Company’s performance: (i) progress in our fidaxomicin development program (including announcing positive top-line results from the second fidaxomicin Phase 3 trial, submitting applications for regulatory approval in the United States and European Union, completing drug substance validation lots to prepare for commercial drug product manufacturing and evaluating a Phase 4 study versus Metronidazole), weighted at 40%, (ii) progress in our fidaxomicin oral suspension formulation (including finalizing a development strategy, obtaining approval of a pediatric investigational plan and filing of an IND), weighted at 10%, (iii) progress in our Pruvel™ development program (including preparing a New Drug Application), weighted at 10%, and (iv) progress in our business development strategy, consisting of goals relating to the solicitation and negotiation of term sheets and entry into a definitive collaboration or partnership agreement for fidaxomicin (weighted at 30%), evaluating strategic alternatives for Pruvel (weighted at 5%) and continuing to evaluate hospital and/or specialty product candidates for in-licensing purposes (weighted at 5%).

Individual goals were tailored for each executive officer based on our business plan for 2010 and the Chief Executive Officer’s recommendations. The individual goals for 2010 related to the following categories: (i) progress and milestones of our development for fidaxomicin and Pruvel, (ii) finance, including the completion of fundraisings, as appropriate, and managing cash burn to within budget, (iii) compliance and risk mitigation, (iv) corporate governance, including supporting the recruitment of new directors, as necessary, (v) corporate planning, (vi) strategic opportunities, including creating value through partnering and evaluating in-licensing opportunities, (vii) intellectual property and (viii)  investor and analyst relations, including attending investors conferences and non-deal road shows, engaging in regular telephonic communications and issuing timely press releases.

Corporate and individual goals were intended to reflect a mix of short- and long-term performance objectives.  We typically expect the level of achievement of each goal to fall in the upper end of the scale.  The Compensation Committee believes that the corporate goals it approved for 2010 were stretch goals, but achievable goals, set in a manner to motivate the Company’s executives and other participants to advance corporate performance and create stockholder value.  By way of example regarding the difficulty of achieving the corporate goals set by the Compensation Committee, for 2009, even though the Company made substantial progress in achieving many of its corporate goals for the year, the Compensation Committee determined that only 75% of the weighted value of the 2009 corporate objectives was achieved for our executive officers under the 2009 Bonus Plan.

Of our named executive officers, all but Michael Chang participated in the 2010 Bonus Plan. Dr. Chang did not participate in the 2010 Bonus Plan as his employment as an executive officer terminated prior to the date that awards were made under the plan. The following table lists our named executive officers that participated in the 2010 Bonus Plan, their incentive target under the plan expressed as a percentage of their annual base salary, and the relative weighting assigned to corporate and individual goals:

		Relative Weighting
Named Executive Officer	Incentive Target	Corporate Goals	Individual Goals
Pedro Lichtinger	50%	100%	—
John D. Prunty	35%	75%	25%
Tessie M. Che	35%	75%	25%
Youe-Kong Shue	25%	75%	25%
Sherwood L. Gorbach	35%	75%	25%

For any 2010 Bonus Plan participant, both corporate and individual goals, as applicable, had to be achieved at a minimum 75% level for any award to take place.  In addition, 2010 Bonus Plan participants must have been employed by us prior to July 1, 2010 to be eligible for an award in such year.  2010 Bonus Plan participants that were hired after January 1, 2010 and before July 1, 2010, such as Mr. Lichtinger, had their award pro-rated in such year. If a 2010 Bonus Plan participant was terminated prior to payment of awards under the plan, he or she would not be entitled to participate in the 2010 Bonus Plan, except if the termination was due to death or disability, in which case the participant would have been eligible to participate on a pro rated basis.  In the event that we underwent a change in control, it would have been assumed that 100% of corporate and individual goals had been met and each 2010 Bonus Plan participant would have been entitled to the resulting award, pro-rated to the date of the change in control.

In January 2011, the Compensation Committee determined that 106% of the weighted value of the 2010 corporate objectives previously described was achieved for our executive officers under the 2010 Bonus Plan. In determining corporate goal achievement, the Compensation Committee considered both actual achievement against the previously-established goals as well as any changes in the Company’s circumstances and strategic direction which impacted achievement in ways that the Compensation Committee believed were outside of the executive officers’ control, such as the Company’s decision to not pursue a Phase 4 fidaxomicin study in 2010.  Based on these considerations, the Compensation Committee determined that the fidaxomicin development goal was achieved at the 150% level, the fidaxomicin oral suspension goal was achieved at the 100% level, the Pruvel development goal was achieved at the 50% level, the fidaxomicin partnering goal was achieved at the 100% level, and the Pruvel out-licensing and in-licensing goals were not achieved. With regard to the 2010 individual goals, the Board of Directors, following discussion by the Compensation Committee, determined that Dr. Che, Mr. Prunty, Dr. Shue and Dr. Gorbach achieved 94%, 92%, 95% and 100%, respectively, of the weighted value of their individual goals.

Long-Term Incentive Program

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards.  Our stock plans have been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders.  The Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving our long-term compensation goals.  We have historically elected to use stock options as the primary long-term equity incentive vehicle.  We have not adopted stock ownership guidelines and our stock compensation plans provide the principal method for our executive officers to acquire equity in our company.  We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies.

Stock Options.  Our 2006 Equity Incentive Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants.  Our Compensation Committee oversees the administration of our stock option plan.  In September 2008, our Board of Directors established a New Hire Stock Option Committee consisting of the Chief Executive Officer and the Chief Financial Officer and authorized the Committee to grant stock options to newly hired employees within certain pre-approved guidelines.  Stock option grants are made at the commencement of employment and, from time to time thereafter, following a significant change in job responsibilities, to meet other special retention objectives or for other reasons our Compensation Committee deems appropriate.  The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations.  Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management, such as Mr. Lichtinger, our President and Chief Executive Officer.  In January 2010, certain of our named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards” and “Stock Option Grants and Awards to Executive Officers” in connection with merit-based grants made by the Board of Directors to a large number of employees which were intended to encourage an ownership culture among our employees. In May 2010, we awarded additional stock options, some of which had performance-based vesting provisions, to Mr. Lichtinger and Dr. Chang in connection with Mr. Lichtinger’s appointment as our new President and Chief Executive Officer and Dr. Chang’s transition to a consultant.  Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest over a four-year period with 25% vesting twelve months after the vesting commencement date and the remainder vesting ratably each month thereafter based upon continued employment, and generally expire ten years after the date of grant.  Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

The following are principal reasons we use stock options as a long-term incentive vehicle:

•                  Stock options align the interests of executives with those of our stockholders, foster employee stock ownership, and focus the management team on increasing value for our stockholders.

•                  Stock options are performance-based.  All the value received by the recipient from a stock option is based on the increase of our stock price. In addition, with respect to the performance-based stock options granted to Dr. Chang and Mr. Lichtinger in 2010, the vesting of such awards is also partially contingent upon the achievement of corporate milestones which our Compensation Committee believes would represent significant value creation for our stockholders, if achieved.

•                  Stock options help to provide a balance to the overall executive compensation program. Base salary and our annual Bonus Plan focus on short-term compensation, while the vesting provisions of stock options focus on long term compensation.

•                  The vesting period of stock options encourages executive retention. Our Compensation Committee believes this is especially true with regard to the performance-based stock options granted to Dr. Chang and Mr. Lichtinger in 2010, which do not begin time-based vesting until the future achievement of specified corporate milestones.

Stock Appreciation Rights, Restricted Stock and Restricted Stock Units.  Our 2006 Equity Incentive Plan authorizes us to grant stock appreciation rights, or SARs, restricted stock and restricted stock units.  To date, we have not granted any SARs under our 2006 Equity Incentive Plan and there are no current plans to do so. In May 2010, in connection with his appointment as our President and Chief Executive Officer, Mr. Lichtinger was awarded performance-based restricted stock units. A restricted stock unit represents a right to receive one share of the Company’s common stock (subject to adjustment for certain specified changes in our capital structure) upon the completion of a specified period of continued service.  Because the shares underlying the restricted stock units have a defined value at the time the restricted stock unit grant is made, restricted stock unit grants are often perceived as having more immediate value than stock options, which have a less calculable value when granted. However, the restricted stock units we grant generally cover fewer shares than the stock options we would grant for a similar purpose.

Employee Stock Purchase Plan.  We also have adopted an employee stock purchase plan as a further benefit to executive officers, as well as other employees, and to encourage employee ownership. Under this employee stock purchase plan, participants may elect to have a portion of their cash compensation withheld for purchases of our common stock on certain dates set forth in the plan. The price of our common stock purchased under our employee stock purchase plan is equal to 85% of the lower of the fair market value of our common stock on the date of enrollment or the exercise date of the purchase period.  The offering periods commence on the first trading day on or after May 15 and November 15 of each year.

Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance and evaluation of performance results assists in preventing excessive risk-taking that could harm our value or reward poor judgment by our executives and rewarding sound risk management practices. For example, our Compensation Committee considers changes in circumstances when evaluating corporate goal achievement under our incentive compensation plan, so as to not encourage the pursuit of goals that are no longer thought to be consistent with the Company’s strategic direction or best interests.  Further, with respect to our incentive compensation programs, a substantial majority (75%) of the metrics that determine payouts for most of our executive officers are company-wide metrics. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our stockholders as a whole. The mix of equity award instruments used under our long-term incentive program also mitigates risk. Finally, the multi-year vesting of our equity awards properly account for the time horizon of risk.

Other Compensation

Consistent with our compensation philosophy, we maintain general benefits for all of our full-time employees, including medical, dental, vision, long-term disability and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Compensation Committee in its discretion may revise, amend or add to these benefits if it deems it advisable.

Change in Control and Severance Arrangements

In October 2008, the Compensation Committee adopted a Severance Benefit Plan covering certain eligible employees, including our executive officers.  Pursuant to the plan, upon an involuntary termination other than for cause, an eligible employee may be entitled to receive specified severance benefits. The benefits may include continuation of base salary payments and acceleration of stock award vesting.  The level of benefits provided under the plan depends upon an eligible employee’s position and years of service, and whether the termination is related to a change in control. Under our 2009 Bonus Plan and now under our 2010 Bonus Plan, in the event of a change in control, all participants will receive the pro rata share of the annual bonus for the year in which the change in control occurs, calculated on the basis of each participant’s target award for that year and on the assumption that all performance goals have been or will be achieved at 100%.  In adopting these severance and change in control arrangements, the Compensation Committee considered that executives, especially highly ranked executives, often face challenges securing new employment following termination, and that termination often occurs following a change in control transaction.  The Compensation Committee believes, therefore, that these severance arrangements help us attract and retain the best executive officers and will also help keep our executive officers focused on our and our stockholders’ best interests during any change in control transaction.  Additional details about these severance provisions, including definitions of “Cause” and “Change in Control” can be found under “Potential Payments Upon Termination or Change in Control,” below.  The Compensation Committee believes that our executive severance benefits are generally in line with severance packages offered to executives of the companies of similar size to us represented in the compensation data the Compensation Committee reviewed.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2010, 2009 and 2008 by our current chief executive officer, our former chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were employed by us as of the end of the applicable fiscal year and whose total compensation exceeded $100,000 during the applicable fiscal year.  We refer to our chief executive officer, chief financial officer and these other executive officers as our “named executive officers”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Pedro Lichtinger,
President, Chief Executive Officer and Director	2010	295,095		100,000	(3)	740,400	(4)	3,614,555	(5)	157,000	69,649	(6)	4,976,699

Michael N. Chang,
former President, Chief Executive Officer and Director	2010	173,599	(7)	—		802,100	(8)	4,128,097	(9)	—	329,366	(10)	5,433,162
	2009	380,000		—		—		545,680		142,500	—		1,068,180
	2008	365,000		—		—		278,747		169,000	—		812,747

John D. Prunty,
Senior Vice President, Chief Financial Officer and Corporate Secretary	2010	259,619		—		—		231,501		93,000	—		584,120
	2009	250,000		—		—		204,630		68,500	—		523,130
	2008	240,000		—		—		119,463		77,500	—		436,963

Tessie M. Che, Ph.D.,
Senior Vice President and Chief Operating Officer	2010	270,785		—		—		231,501		97,500	—		599,786
	2009	260,750		—		—		204,630		71,500	—		536,880
	2008	250,000		—		—		119,463		80,500	—		449,963

Youe-Kong Shue, Ph.D.,
Vice President, Clinical Development (13)	2010	223,864		—		—		461,424	(11)	80,000	21,905	(12)	787,193
	2008	210,000		—		—		84,712		66,000	—		360,712

Sherwood L. Gorbach, M.D.,
Senior Vice President, Research and Development and Chief Scientific Officer (14)	2010	260,100		—		—		207,446		95,000	—		562,546

(1)          Amounts shown reflect aggregate full grant date fair value of restricted stock units or option awards granted during the year in accordance with FASB ASC Topic 718. Pursuant to FASB ASC Topic 718, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions underlying the value of these restricted stock units and options, see Part II, Item 8 “Financial Statements and Supplementary Date” of our 2010 Annual Report on Form 10-K in the Notes to Consolidated Financial Statements, Note 8, “Stockholders Equity”.

(2)          Represents awards approved under the 2010, 2009 and 2008 Bonus Plans, as applicable.

(3)          Represents a sign-on bonus Mr. Lichtinger received in connection with the start of his employment.

(4)          The maximum fair value of these performance-based restricted stock units at the grant date was $1,480,800.

(5)          Amount includes performance-based options and non-performance-based options and reflects aggregate full grant date fair value of option awards granted during the year in accordance with FASB ASC Topic 718. The maximum fair value of the performance-based options at the grant date based on the Black-Scholes option-pricing model was $4,074,924.

(6)          Represents reimbursement of Mr. Lichtinger’s moving and relocation expenses.

(7)          Includes $38,064 paid for accrued and unused vacation at the time of Dr. Chang’s transition to a consultant.

(8)          Dr. Chang received 65,000 shares of our common stock upon his appointment as non-employee Chairman of the Board.

(9)          Amount includes performance-based options and non-performance-based options and reflects aggregate full grant date fair value of option awards granted during the year in accordance with FASB ASC Topic 718. Includes an option to purchase 80,000 shares of our common stock with a grant date fair value of $617,336 granted to Dr. Chang in January 2010 in connection with an annual grant to executive employees, performance-based options to purchase up to an aggregate of 400,000 shares of our common stock with an aggregate grant date fair value of $3,453,369 granted to Dr. Chang in May 2010 in connection with his transition from President and Chief Executive Officer to a consultant and an option to purchase 10,000 shares of our common stock with a grant date fair value of $57,393 granted to Dr. Chang in December 2010 for his service as a non-employee director. The maximum fair value of the performance-based options at the grant date based on the Black-Scholes option-pricing model was $3,453,369.

(10)    Of this amount, $32,865 represents fees paid to Dr. Chang for his service as a director of Optimer following his transition to a consultant and his appointment as the Chairman of our Board of Directors, $100,000 represents the total of monthly consulting fees paid to Dr. Chang following his transition to a consultant, and $196,500 represents additional consulting fees paid to Dr. Chang pursuant to a discretionary consulting fee provision in his consulting agreement.  Dr. Chang’s consulting agreement provided that he would be eligible to receive an additional payment of up to $196,500 (the maximum award which he would have received under the 2010 Bonus Plan at the 100% achievement level had Dr. Chang continued to be eligible under the plan), which our Compensation Committee could pay at its discretion, in whole or in part, based upon the actual achievement of corporate goals under the 2010 Bonus Plan.  Based upon the determination that corporate goals were achieved at the 106% level, our Compensation Committee approved payment of the full $196,500 to Dr. Chang under the consulting agreement.

(11)    Includes the grant date fair value of an option granted to Dr. Shue by OBI to purchase 1,600,000 shares of OBI’s common stock.

(12)    Represents per diem payments and apartment rental expenses paid by OBI to and on behalf of Dr. Shue while working in Taiwan.

(13)    Dr. Shue was not a named executive officer in 2009.

(14)    Dr. Gorbach was not a named executive officer in 2009 and 2008.

GRANTS OF PLAN-BASED AWARDS

The following table presents information concerning grants of plan-based awards to each of our named executive officers during 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						All Other Stock Awards: Number of		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option		Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Stock or Units (#)		Options (#)		Awards ($/Sh)		Awards ($)
Pedro Lichtinger	—	111,421	(2)	148,562	(2)	148,562	(2)
	5/5/2010									200,000		12.34		1,605,580
	5/5/2010									80,000	(3)	12.34		673,360
	5/5/2010									80,000	(3)	12.34		664,297
	5/5/2010									80,000	(3)	12.34		671,318
	5/5/2010									240,000	(3)	12.34		—	(4)
	5/5/2010							20,000	(3)			12.34		246,800
	5/5/2010							20,000	(3)			12.34		246,800
	5/5/2010							20,000	(3)			12.34		246,800
	5/5/2010							60,000	(3)			12.34		—	(4)

Michael N. Chang	—	147,375		196,500		196,500
	1/8/2010									80,000		11.85		617,336
	5/5/2010									150,000	(5)	12.34		1,295,013
	5/5/2010									50,000	(5)	12.34		431,671
	5/5/2010									150,000	(5)	12.34		1,295,013
	5/5/2010									50,000	(5)	12.34		431,671
	5/5/2010							65,000	(6)			12.34		802,100
	12/1/2010									10,000	(7)	9.56		57,393

John D. Prunty	—	68,152		90,869		90,869
	1/8/2010									30,000		11.85		231,501

Tessie M. Che	—	71,082		94,776		94,776
	1/8/2010									30,000		11.85		231,501

Youe-Kong Shue	—	58,766		78,355		78,355
	1/8/2010									12,000		11.85		92,600
	3/8/2010									1,600,000	(8)	0.03069	(8)	368,824	(8)

Sherwood L. Gorbach	—	68,276		91,035		91,035
	1/8/2010									12,000		11.85		92,600
	9/15/2010									20,000		9.03		114,846

(1)          Our 2010 Bonus Plan was our only non-equity incentive plan in 2010. The amounts shown in the “threshold” column reflect the minimum payment level under the 2010 Bonus Plan, which was determined by assuming that 75% of corporate and individual goals were achieved.  The amount shown in the “target” column and “maximum” columns reflect the applicable target awards as a percentage of each named executive officer’s 2010 base salary.  Under the terms of the 2010 Bonus Plan, the Compensation Committee had the discretion to grant awards that exceeded the target awards in the case of exemplary achievement or eliminate or reduce awards below the amount otherwise determined by multiplying the target award amount by the applicable “goal achievement percentage”.

(2)          Amounts are pro-rated as Mr. Lichtinger commenced employment in May 2010.

(3)          Represents four performance-based options and four performance-based restricted stock units granted pursuant to Mr. Lichtinger’s offer letter.

(4)          At the grant date, we determined that the achievement of the goals underlying these performance awards was not probable based on the difficulty of achieving the goals.

(5)          Represents four performance-based options granted pursuant to Dr. Chang’s consulting agreement.

(6)          Dr. Chang received 65,000 shares of stock awards upon his appointment as the non-employee Chairman of the Board.

(7)          Represents an option to purchase shares of our common stock granted to Dr. Chang as a non-employee director.

(8)          In connection with Dr. Shue’s service as President and CEO of OBI, he received an option from OBI to purchase 1,600,000 shares of OBI’s common stock.  The exercise price and grant date fair value are based on the then-current exchange rate between the U.S. dollar and the New Taiwan dollar.

Pursuant to Mr. Lichtinger’s offer letter, he received performance-based stock options to purchase up to an aggregate of 480,000 shares of common stock and performance-based restricted stock units covering up to an aggregate of 120,000 shares of common stock, which vest over time beginning on the dates we achieve specified development and commercialization goals.

Pursuant to Dr. Chang’s separation and consulting agreement, Dr. Chang received performance-based stock options to purchase up to an aggregate of 400,000 shares of common stock which vest over time beginning on the dates certain regulatory filings are accepted and approved. Dr. Chang has continued to serve as a member of our Board of Directors and following Dr. Chang’s appointment as Chairman of the Board, Dr. Chang received a grant of 65,000 fully-vested shares of common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of our named executive officers as of December 31, 2010.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Pedro Lichtinger	—	200,000	(2)			12.3400	5/5/2020	—		—
	—	—		80,000	(3)	12.3400	5/5/2020	—		—
	—	—		80,000	(3)	12.3400	5/5/2020	—		—
	—	—		80,000	(4)	12.3400	5/5/2020	—		—
	—	—		240,000	(4)	12.3400	5/5/2020	—		—
	—	—		—		—	—	20,000	(3)	226,200
	—	—		—		—	—	20,000	(3)	226,200
	—	—		—		—	—	20,000	(4)	226,200
	—	—		—		—	—	60,000	(4)	678,600

Michael N. Chang	217,263	—		—		1.0834	10/1/2015	—		—
	91,666	8,334	(5)	—		9.7000	3/29/2017	—		—
	51,041	18,959	(5)	—		6.9000	1/4/2018	—		—
	38,333	41,667	(5)	—		10.7500	1/8/2019	—		—
	—	80,000	(5)	—		11.8500	1/8/2020	—		—
	—	—		150,000	(6)	12.3400	5/5/2020	—		—
	18,750	31,250	(6)(7)	—		12.3400	5/5/2020	—		—
	—	—		150,000	(6)	12.3400	5/5/2020	—		—
	—	—		50,000	(6)	12.3400	5/5/2020	—		—
	—	10,000	(2)	—		9.5600	12/1/2020	—		—

John D. Prunty	101,536	—		—	2.1667	7/12/2016	—	—
	22,916	2,084	(2)	—	9.7000	3/29/2017	—	—
	21,875	8,125	(2)	—	6.9000	1/4/2018	—	—
	14,375	15,625	(2)	—	10.7500	1/8/2019	—	—
	—	30,000	(2)	—	11.85000	1/8/2020	—	—

Tessie M. Che	4,615	—		—	2.1667	9/13/2016	—	—
	27,500	2,500	(2)	—	9.7000	3/29/2017	—	—
	21,875	8,125	(2)	—	6.9000	1/4/2018	—	—
	14,375	15,625	(2)	—	10.7500	1/8/2019	—	—
	—	30,000	(2)	—	11.8500	1/8/2020	—	—

Youe-Kong Shue	17,884	—		—	1.0834	6/30/2015	—	—
	289	—		—	2.1667	9/13/2016	—	—
	18,333	1,667	(2)	—	9.7000	3/29/2017	—	—
	14,583	5,417	(2)	—	6.9000	1/8/2018	—	—
	4,791	5,209	(2)	—	10.7500	1/8/2019	—	—
	—	12,000	(2)	—	11.8500	1/8/2020	—	—

Sherwood L. Gorbach	1,298	—		—	1.0834	12/2/2015	—	—
	11,610	—		—	1.0834	12/2/2015	—	—
	5,468	2,032	(2)	—	6.9000	1/4/2018	—	—
	66,666	33,334	(8)	—	6.5900	3/12/2018	—	—
	4,166	5,834	(2)	—	13.6800	4/6/2019	—	—
	—	12,000	(2)	—	11.8500	1/8/2020	—	—
	—	20,000	(2)	—	9.0300	9/15/2020	—	—

(1)          Computed by multiplying the closing market price of our common stock on December 31, 2010 of $11.31 by the number of shares or stock units, as appropriate, set forth in this table.

(2)          1/4th of the shares subject to the option vest one year following vesting commencement date, and 1/48th of the total shares subject to the option vest monthly thereafter.

(3)          Represents a performance-based stock award, pursuant to which 1/4th of the shares subject to the award vest upon the one-year anniversary of the achievement of the applicable performance goal, and the remaining shares subject to the award vest in equal monthly installments over the following three-year period.

(4)          Represents a performance-based stock award, pursuant to which the shares subject to the award vest in equal monthly installments over the two-year period beginning on January 1 of the calendar year in which the applicable performance goal is achieved.

(5)          Dr. Chang resigned from his position as President and Chief Executive Officer and began providing consulting services to the Company in May 2010.  Dr. Chang’s option grants will continue to vest as long as Dr. Chang is providing services to the Company.

(6)          Represents a performance-based option, pursuant to which 1/4th of the shares subject to the option vest upon the achievement of the applicable performance goal, and the remaining shares subject to the option begin vesting in equal monthly installments over the following two-year period.

(7)          The performance goal associated with the award was achieved in August 2010.

(8)          1/48 of the shares subject to the option vest monthly beginning on the first day of the month following the grant date.

Option Exercises and Stock Vested During the 2010 Fiscal Year

Below is a table which shows exercises of stock options by our named executive officers during 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Michael N. Chang	97,475	15,164
Tessie M. Che	59,811	7,877
Youe-Kong Shue	6,298	5,070
	163,584	28,111

(1)          Computed by multiplying the number of options exercised by the difference between the closing market price of our common stock on the exercise date and the exercise price of the stock options.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.  The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We have entered into letter agreements with Pedro Lichtinger, our President and Chief Executive Officer, John D. Prunty, our Senior Vice President, Chief Financial Officer and Corporate Secretary, and Tessie M. Che, our Senior Vice President, Corporate Affairs, Youe-Kong Shue, our Vice-President, Clinical Development and Sherwood L. Gorbach, our Senior Vice President of Research and Development and Chief Scientific Officer. Prior to the cessation of employment with us, we also had an employment agreement with Dr. Michael Chang, our former President and Chief Executive Officer.

The letter agreements set forth the executives’ initial base salary and the terms of an initial stock option grant.  Each of our named executive officers is entitled to receive all customary and usual fringe benefits provided to our executives.  Our named executive officers also have severance arrangements which are described under the heading Change in Control and Severance Arrangements above.

Upon hire, Mr. Lichtinger’s initial salary was set at $450,000 and pursuant to his offer letter he received a $100,000 signing bonus and became eligible to participate in the Company’s 2010 Bonus Plan, with a target bonus of 50% of his annual salary, and to receive severance benefits under the Severance Plan. Mr. Lichtinger’s base salary will be reviewed annually, but will not be reduced below $450,000.  Pursuant to his offer letter, Mr. Lichtinger also received performance-based stock options to purchase up to an aggregate of 480,000 shares of common stock and performance-based restricted stock units covering up to an aggregate of 120,000 shares of common stock, which vest over time beginning on the dates we achieve specified development and commercialization goals. The initial term of Mr. Lichtinger’s employment agreement is three years, following which the term will automatically renew for successive one-year terms unless either we or Mr. Lichtinger provide notice of intent not to renew the employment term.  We may terminate Mr. Lichtinger’s employment for cause provided we allow him an opportunity to cure, in certain circumstances. Additional information regarding payments upon termination or change of control pursuant to Mr. Lichtinger’s letter agreement is contained under the heading Potential Payments Upon Termination or Change in Control below.

In March 2010, our Compensation Committee adopted the 2010 Bonus Plan. Under this plan, in the event of a change in control, all participants will receive a prorated portion of the annual bonus for the year in which the change in control occurs, calculated on the basis of each participant’s target award for that year and on the assumption that all performance goals have been or will be achieved at 100%.

Employee Proprietary Agreement

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions.  Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Employee Benefit Plans

Stock Plans

1998 Stock Plan. The 1998 stock plan was terminated effective February 2007 in connection with our initial public offering.  As of December 31, 2009, outstanding options to purchase 649,548 shares of common stock remained subject to the terms of this plan.

2006 Equity Incentive Plan.  Our Board of Directors adopted our 2006 equity incentive plan in December 2006 and our stockholders approved the plan in January 2007.  Our 2006 equity incentive plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and any parent and subsidiary corporations’ employees and consultants. Our 2006 equity incentive plan also specifically provides that our compensation committee may grant or issue awards to individuals not previously an employee or non-employee director of ours (or following a bona fide period of non-employment with us), as an inducement material to the individual’s entering into employment with us within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules. As of December 31, 2010, outstanding options to purchase 2,940,078 shares of common stock and outstanding restricted stock units to acquire 120,000 shares of common stock were subject to the terms of this plan.

Share Reserve.  As of December 31, 2010, we had reserved a total of 4,250,000 shares of our common stock for issuance pursuant to the 2006 stock plan.  In addition, our 2006 equity incentive plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our 2008 fiscal year, equal to the lesser of:

•                  5% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year;

•                  750,000 shares; or

•                  such other amount as our Board of Directors may determine.

Finally, our 2006 equity incentive plan provides for an additional share reserve of 1,750,000 shares of our common stock for issuance of “inducement awards” pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

As of December 31, 2010, 1,026,845 shares were available for future grant under this plan. Pursuant to the annual increase provision, 750,000 additional shares of the Company’s common stock were reserved for issuance under the 2006 Plan on January 1, 2011.

Administration.  Our Compensation Committee is responsible for administering all of our equity compensation plans.  In September 2008, the Company’s board of directors established a New Hire Stock Option Committee consisting of the Chief Executive Officer and the Chief Financial Officer authorizing them to grant stock options to newly hired employees within certain pre-approved guidelines.  In order for certain options to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code the committee must consist of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.  The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise.  The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered in exchange for awards with a lower exercise price, or outstanding awards may be transferred to a third party.

Stock Options.  The exercise price of options granted under our 2006 equity incentive plan must at least be equal to the fair market value of our common stock on the date of grant.  The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.  The administrator determines the term of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement.  Generally, if termination is due to death or disability, the option will remain exercisable for 12 months.  In all other cases, the option will generally remain exercisable for three months.  However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights.  Stock appreciation rights may be granted under our 2006 equity incentive plan.  Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant.  The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.  Stock appreciation rights expire under the same rules that apply to stock options.

Restricted Stock Awards.  Restricted stock may be granted under our 2006 equity incentive plan.  Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator.  The administrator will determine the number of shares of restricted stock granted to any employee.  The administrator may impose whatever conditions to vesting it determines to be appropriate.  For example, the administrator may set restrictions based on the achievement of specific performance goals.  Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units.  Restricted stock units may be granted under our 2006 equity incentive plan.  Restricted stock units are awards of restricted stock, performance shares or performance units that are paid out in installments or on a deferred basis.  The administrator determines the terms and conditions of restricted stock units including the vesting criteria and the form and timing of payment.

Performance Units and Shares.  Performance units and performance shares may be granted under our 2006 equity incentive plan.  Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest.  The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.  Performance units shall have an initial dollar value established by the administrator prior to the grant date.  Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date.  Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Transferability of Awards.  Unless the administrator provides otherwise, our 2006 equity incentive plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Change in Control Transactions.  Our 2006 equity incentive plan provides that in the event of our “change in control,” the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award.  If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions shall lapse and become fully exercisable.  The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.  The option or stock appreciation right will terminate upon the expiration of the period of time the administrator provides in the notice.  In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.

Plan Amendments and Termination.  Our 2006 equity incentive plan will automatically terminate in 2016, unless we terminate it sooner.  In addition, our Board of Directors has the authority to amend, suspend or terminate the 2006 equity incentive plan provided such action does not impair the rights of any participant.

Employee Stock Purchase Plan

Concurrent with our initial public offering in February 2007, we established the employee stock purchase plan.  Our Board of Directors adopted the employee stock purchase plan in December 2006, and our stockholders approved the plan in January 2007.

Share Reserve.  As of December 31, 2010, we reserved a total of 500,000 shares of our common stock under our employee stock purchase plan. In addition, our employee stock purchase plan provides for annual increases in the number of shares available for issuance under the employee stock purchase plan on the first day of each fiscal year, beginning with our 2008 fiscal year, equal to the lesser of:

•                  3% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year;

•                  300,000 shares; or

•                  such other amount as may be determined by our Board of Directors.

An aggregate of 49,077 shares of common stock were purchased during the year-end December 31, 2010 and as of December 31, 2010, 335,688 shares were available for future purchases under this plan. Due to the high number of shares available to purchase as of December 31, 2010, our Board of Directors determined that no additional shares would be made available for issuance on January 1, 2011.

Administration.  Our Compensation Committee is responsible for administering our employee stock purchase plan.  Our Board of Directors or its committee has full and exclusive authority to interpret the terms of the employee stock purchase plan and determine eligibility.

Eligibility.  All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year.  However, an employee may not be granted rights to purchase stock if such employee:

•                  immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

•                  has rights to purchase stock under all of our employee stock purchase plans which accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which such rights are outstanding.

Offering Periods.  Our employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code and provides for consecutive, non-overlapping six-month offering periods.  The offering periods generally start on the first trading day on or after May 15 and November 15 of each year.

Limitations.  Our employee stock purchase plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant’s straight time gross earnings, commissions, overtime and shift premium, exclusive of payments for incentive compensation, bonuses and other compensation.

Purchase of Shares.  Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period.  The purchase price is 85% of the fair market value of our common stock at the lower of the exercise date or the first day of the applicable offering period.  Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date.  Participation ends automatically upon termination of employment with us.

Transferability.  A participant may not transfer rights granted under the employee stock purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the employee stock purchase plan.

Change of Control Transactions.  In the event of our “change of control,” a successor corporation may assume or substitute each outstanding purchase right.  If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set.

Plan Amendments and Termination.  Our employee stock purchase plan will automatically terminate in 2016, unless we terminate it sooner.  In addition, our Board of Directors has the authority to amend, suspend or terminate our employee stock purchase plan, except that, subject to certain exceptions described in the employee stock purchase plan, no such action may adversely affect any outstanding rights to purchase stock under our employee stock purchase plan.

401(k) Plan

We maintain a 401(k) Plan, which is intended to be a tax-qualified retirement plan.  The 401(k) Plan covers substantially all of our employees.  Currently, employees may elect to defer up to 100% of their compensation, or the statutorily prescribed limit, if less, to the 401(k) Plan.  Under the 401(k) Plan, we may elect to make a discretionary contribution or match a discretionary percentage of employee contributions but we currently do not make any contributions nor have we matched any employee contributions.  The 401(k) Plan has a discretionary profit sharing component, which to date we have not implemented, whereby we can make a contribution in an amount to be determined annually by the Board of Directors.  An employee’s interests in his or her deferrals are 100% vested when contributed.  The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code.  As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

Potential Payments Upon Termination or Change of Control

In May 2010, the Compensation Committee amended and restated the Severance Benefit Plan originally adopted in October 2008, pursuant to which our named executive officers may receive severance benefits upon involuntary termination without cause or, in the case of Company Officers, a constructive termination, which we refer to as a covered termination. The benefits may include continuation of base salary payments and acceleration of stock award vesting.  The level of benefits provided under the plan depends upon an eligible employee’s position and years of service, and whether the covered termination is related to a change of control.

Company Officers and Vice Presidents with less than one year of service at the time of a covered termination which is not within 12 months of a change of control are entitled to 3 months (or 6 months in the case of our Chief Executive Officer) of continued base salary payments and 6 months of accelerated vesting of all then-unvested and outstanding non-performance-based equity awards.  Company Officers and Vice Presidents with one or more years of service at the time of a covered termination which is not within 12 months of a change of control are entitled to 6 and 3 months, respectively, of continued base salary payments, plus one month of continued base salary payments for each year of service beyond one year, up to a maximum of 12 and 9 months, respectively(or 12 months of continued base salary payments in the case of our Chief Executive Officer) and 12 months (or 24 months in the case of our Chief Executive Officer) of accelerated vesting of all then-unvested and outstanding non-performance-based equity awards.

If any of our Company Officers or Vice Presidents with less than one year of service experience a covered termination within 12 months following a change of control, they will be entitled to 6 months (or 12 months in the case of our Chief Executive Officer) of continued base salary payments, immediate vesting of all then-unvested and outstanding non-performance-based equity awards and accelerated vesting with respect to 50% of then-unvested and outstanding performance-based equity awards.  If any of our Company Officers or Vice Presidents with one or more years of service experience a covered termination within 12 months following a change of control, they will be entitled to 12 and 9 months, respectively, of continued base salary payments,  immediate vesting of all then-unvested and outstanding non-performance-based equity awards and accelerated vesting with respect to 60% (in the case of employees with at least one but less than two years of service), 75% (in the case of employees with at least two but less than three years of service), 85% (in the case of employees with at least three but less than four years of service) or 100% (in the case of employees with at least four years of service) of then-outstanding performance-based equity awards for which vesting has not yet commenced.  Performance-based equity awards for which vesting has commenced because the relevant performance objective has been met are treated under the Severance Benefit Plan as non-performance-based equity awards, including for purposes of determining vesting acceleration.

Termination of employment for “Cause” is defined as any one of the following events:  (i) fraud or act of dishonesty against the Company, (ii) intentional, material violation of any contract or agreement between the executive and the Company, (iii) unauthorized us or disclosure of confidential information or trade secrets, (iv) habitual neglect of duties of employment, (v) indictment, charge, or conviction of a felony or (vi) gross misconduct.  “Change in Control”  is defined as (i) a sale, lease or disposition of all or substantially all of the assets of the Company or (ii) a merger or consolidation where the stockholders of the company immediately prior to such event do not retain more than 50% of the voting power of and interest in the successor entity.  “Constructive Termination” which applies to Company Officers under the Severance Benefit Plan, is defined as the occurrence of one or more of the following events leading to the employee’s resignation, unless agreed to by the employee in advance: (i) a material diminution in the employee’s authority, duties or responsibilities, (ii) relocation of the employee’s principal work location requiring a one-way increase in the employee’s driving distance of more than 45 miles or (iii) a material reduction in the employee’s annual base compensation other than a reduction applicable to all of our senior executives.

In order to  receive any benefits under the Severance Benefit Plan, individuals must have been employed by us for at least 180 days prior to their termination, sign a general release and waiver of all claims against Optimer, remain on the job until the date of termination and return all company property.  In addition, severance benefits will terminate immediately if during the severance period the individual violates any material proprietary information, non-disparagement, confidentiality or non-solicitation obligation to us.

In May 2010 we entered into an offer letter with Mr. Lichtinger setting forth the terms of Mr. Lichtinger’s employment as President and Chief Executive Officer of Optimer.  In connection with his appointment as President and Chief Executive Officer, we granted to Mr. Lichtinger performance-based restricted stock units covering an aggregate of 120,000 shares of our common stock and performance-based stock options to purchase an aggregate of 480,000 shares of our common stock, all of which commence vesting upon the satisfaction of specified performance objectives.  Pursuant to the offer letter, if Mr. Lichtinger experiences a covered termination (as defined in the Severance Benefit Plan) within 12 months following a change of control (as defined in the Severance Benefit Plan), the vesting of these performance-based restricted stock units and stock options which have not begun to vest will be accelerated with respect to 50% (in the case of a covered termination occurring on or prior to the first anniversary of Mr. Lichtinger’s start date), 60% (in the case of a covered termination occurring after the first anniversary but on or prior to the second anniversary of Mr. Lichtinger’s start date), 75% (in the case of a covered termination occurring after the second anniversary but on or prior to the third anniversary of Mr. Lichtinger’s start date), 85% (in the event of a covered termination occurring after the third anniversary but on or prior to the fourth anniversary of Mr. Lichtinger’s start date) and 100% (in the event of a covered termination occurring after the fourth anniversary of Mr. Lichtinger’s start date) of these awards in lieu of the acceleration of these performance-based equity awards that would be provided for under the Severance Benefit Plan.

The initial term of Mr. Lichtinger’s employment agreement is three years, following which the term will automatically renew for successive one-year terms unless either we or Mr. Lichtinger provide notice of intent not to renew the employment term.  We may terminate Mr. Lichtinger’s employment for cause provided we allow him an opportunity to cure, in certain circumstances.  We may also terminate Mr. Lichtinger’s employment without cause and without prior notice, but if we do so (or if Mr. Lichtinger experiences a constructive termination as defined in the Severance Benefit Plan) prior to the 8-year anniversary of Mr. Lichtinger’s start date, and not within 12 months following a change of control (as defined in the Severance Benefit Plan), Mr. Lichtinger will be entitled to receive, in addition to any amounts payable pursuant to our Severance Benefit Plan, a lump sum cash payment equal to the sum of Mr. Lichtinger’s then-current base salary plus the annual bonus paid to Mr. Lichtinger for the previous year, prorated to his remaining employment term.  This amount will only be payable if Mr. Lichtinger meets the eligibility requirements to receive payment under our Severance Benefit Plan, as described above.

Under our 2010 Bonus Plan, in the event of a change in control, all our named executive officers will receive the pro rata share of the annual bonus for the year in which the change in control occurs, calculated on the basis of each participant’s target award for that year and on the assumption that all performance goals have been or will be achieved at 100%.

The following table provides details of potential payments which could occur upon termination of the named executive officers or in the event of a change of control of the Company assuming a triggering event occurred on December 31, 2010.

Name and Benefit	Termination without Cause or Resignation for Good Reason ($) (1)		Change in Control ($)	Termination without Cause or Resignation for Good Reason within 12 months of Change in Control ($) (1) (2)
Pedro Lichtinger
Salary	576,369		—	450,000
Bonus	—		148,562	—
Accelerated vesting of stock awards *	—	(3)	—	678,000	(3)
John D. Prunty
Salary	194,719		—	259,625
Bonus	—		90,869	—
Accelerated vesting of stock awards *	39,791		—	47,098
Michael N. Chang (4)
Salary	—		—	—
Bonus	—		—	—
Accelerated vesting of stock awards *	—		—	—
Tessie M. Che
Salary	270,789		—	270,789
Bonus	—		94,776	—
Accelerated vesting of stock awards *	40,294		—	47,600
Youe-Kong Shue
Salary	167,903		—	167,903
Bonus	—		78,355	—
Accelerated vesting of stock awards *	25,463		—	28,819
Sherwood L. Gorbach (5)
Salary	216,750		—	260,100
Bonus	—		91,035	—
Accelerated vesting of stock awards *	149,959		—	211,898

* Computed by multiplying the difference between the closing market price of our common stock on December 31, 2010 of $11.31 and the exercise price of each stock option vested as a result of the termination by the number of accelerated stock options.

(1)          Only Company Officers are entitled to payments upon resignation for good reason.

(2)          Pursuant to the terms of the 2010 Bonus Plan, a change in control occurring prior to a termination without cause would also have resulted in a pro-rated bonus payment based on the date of the change in control.

(3)          As of December 31, 2010, Mr. Lichtinger’s performance-based and non-performance-based option grants were out of the money, and thus had no intrinsic value.

(4)          Dr. Chang ceased employment with us in May 2010 and was no longer eligible for termination or change in control benefits as of December 31, 2010.

Director Compensation

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2010.

Name (1)	Fees Earned or Paid in Cash ($)		Option Awards ($) (2)		Total ($)
Anthony E. Altig	25,000		128,966	(3)	153,966
Mark Auerbach	25,000		128,966	(4)	153,966
Joseph Y. Chang, Ph.D	25,000		128,966	(5)	153,966
Peter E. Grebow, Ph.D	25,000		200,539	(6)	225,539
Henry A. McKinnell, Ph.D (7)	—		—		—
Alain B. Schreiber, M.D	8,625	(8)	71,573	(9)	80,198
Robert L. Zerbe, M.D	25,000		200,539	(10)	225,539

(1)          Information regarding Dr. Michael Chang’s compensation during 2010, including his compensation for services rendered as a non-employee director, is set forth the Summary Compensation Table above.

(2)          Amounts shown reflect aggregate full grant date fair value of option awards granted during the year in accordance with FASB ASC Topic 718. Pursuant to FASB ASC Topic 718, the amounts shown here exclude the impact of estimated forfeitures related to service—based vesting conditions.  Per additional information, on the valuation assumptions underlying the value of these options, see Part II, Item 8 “Financial Statements and Supplementary Date” of our 2010 Annual Report on Form 10-K in the Notes to Consolidated Financial Statements, Note 8, “Stockholders Equity”.

(3)          Mr. Altig had outstanding options to purchase an aggregate of 26,666 shares as of December 31, 2010.

(4)         Mr. Auerbach had outstanding options to purchase an aggregate of 22,627 shares as of December 31, 2010.

(5)          Dr. Chang had outstanding options to purchase an aggregate of 36,471 shares as of December 31, 2010.

(6)          Dr. Grebow had outstanding options to purchase an aggregate of 21,804 shares as of December 31, 2010.

(7)          Dr. McKinnell was appointed to the board of directors on January 10, 2011.

(8)          Dr. Schreiber’s fees were paid directly to ProQuest Management LLC on his behalf.

(9)          Dr. Schreiber resigned from our Board of Directors on May 5, 2010. All of his unexercised options had expired as of December 31, 2010.

(10)    Mr. Zerbe had outstanding options to purchase an aggregate of 14,721 shares as of December 31, 2010.

All of our directors are eligible to participate in our 2006 equity incentive plan and our employee director is eligible to participate in our employee stock purchase plan.  For a more detailed description of these plans, see “— Employee Benefit Plans.”

Each director who is not an employee of the Company receives a $20,000 annual retainer fee for service as a member of the Board of Directors.  Each director receives a $5,000 annual committee participation retainer fee for participation on one or more committees.  Each director upon election or appointment to the board, receives a grant of a stock option to purchase up to 20,000 shares of common stock which vests monthly over forty-eight months.  Each director also receives an annual grant of a stock option to purchase of up to 10,000 shares of common stock, which in the year of their initial election or appointment is pro-rated.  Stock options provided as an annual grant vest monthly over the fiscal year. We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of the Board of Directors and committees of the Board of Directors.

Indemnification and Insurance

We have entered into indemnification agreements with each of our executive officers and directors.  These indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law.  In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership information of our common stock by:

•                  each person known to us to be the beneficial owner of more than 5% of our common stock;

•                  each named executive officer;

•                  each of our directors; and

•                  all of our executive officers and directors as a group.

We have based our calculation of the percentage of beneficial ownership of 46,179,902 shares of common stock outstanding on March 11, 2011.

Each individual or entity shown in the table has furnished information with respect to beneficial ownership. The information below is based on filings by the beneficial owners with the SEC pursuant to section 13(d) and 13(g) of the Exchange Act. We have determined beneficial ownership in accordance with the SEC’s rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 10, 2011, which is 60 days after March 11, 2011. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Optimer Pharmaceuticals, Inc., 10110 Sorrento Valley Road, Suite C, San Diego, California 92121.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Fred Alger Management, Inc. (1) 111 Fifth Avenue New York, NY 10003	6,416,445	13.9%
ProQuest Investments (2) 90 Nassau Street, 5th Floor Princeton, NJ 08542	3,175,738	6.9%
Directors and Named Executive Officers:
Pedro Lichtinger (3)	52,220	*
John D. Prunty (4)	189,534	*
Tessie M. Che (5)	1,329,839	2.8%
Sherwood L. Gorbach (6)	143,637	*
Youe-Kong Shue (7)	161,770	*
Anthony E. Altig (8)	31,874	*
Mark Auerbach (9)	29,294	*
Joseph Y. Chang (10)	227,750	*
Michael N. Chang (11)	1,329,839	2.8%
Peter E. Grebow (12)	28,193	*
Henry A. McKinnell (13)	14,999	*
Robert L. Zerbe (14)	21,318	*
All directors and executive officers as a group (15 persons)(15)	2,230,428	4.8%

*                           Less than 1%.

(1)                    A report on Schedule 13G filed with the SEC on February 14, 2011 indicates that Fred Alger Management, Inc. and Alger Associates, Incorporated had sole dispositive power and sole voting power with respect to 6,416,445 shares of common stock.  By virtue of the Alger family’s ownership of a controlling interest in Alger Associates, Incorporated, which indirectly owns Fred Alger Management, Inc., ownership of the shares may be imputed to the Alger family

(2)                    A report on Schedule 13G filed with the SEC on February 10, 2011 indicates that (a) ProQuest Investments II, L.P. had shared dispositive power and shared voting power with respect to 1,506,296 of the shares, including 35,123 shares subject to currently exercisable warrants; (b) ProQuest Investments II Advisors Fund, L.P. had shared dispositive power and shared voting power with respect to 63,047 of the shares, including 1,490 shares subject to currently exercisable warrants; (c) ProQuest Associates II LLC had shared dispositive power and shared voting power with respect to 1,569,343 of the shares including 36,613 shares subject to currently exercisable warrants (including shares beneficially owned by ProQuest Investments II, L.P. and ProQuest Investments II Advisors Fund, L.P.); (d) ProQuest Investments III, L.P. and ProQuest Associates III LLC had shared dispositive power and shared voting power with respect to 755,284 of the shares, including 18,307 shares subject to currently exercisable warrants; (e) ProQuest Investments IV, L.P. and ProQuest Associates IV LLC had shared dispositive power and shared voting power with respect to 848,611 of the shares, including 36,613 shares subject to currently exercisable warrants; and (g) ProQuest Management LLC had shared dispositive power and shared voting power with respect to 2,500 of the shares.  Jay Moorin and Alain Schreiber had shared dispositive power and shared voting power with respect to all 3,175,738 of the shares beneficially owned by the entities listed in (a)—(g).  Alain Schreiber had sole dispositive power and sole voting power with respect to an additional 8,333 shares of common stock, for total beneficial ownership of 3,184,071 shares.

(3)                    Includes (i) 2,220 shares of common stock held by Mr. Lichtinger; and (ii) 50,000 shares of common stock that Mr. Lichtinger has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options.

(4)                    Includes (i) 10,498 shares of common stock held by Mr. Prunty and (ii) 179,036 shares of common stock that Mr. Prunty has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options.

(5)                    Includes (i) 335,645 shares of common stock held by Dr. Che; (ii) 87,115 shares of common stock that Dr. Che has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options; and (iii) 907,079 shares that her husband Michael N. Chang holds or has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options.

(6)                    Includes (i) 38,188 shares of common stock held by Dr. Gorbach; and (ii) 105,449 shares of common stock that Dr. Gorbach has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options.

(7)                    Includes (i) 91,560 shares of common stock held by Dr. Shue; (ii) 64,672 shares of common stock that Dr. Shue has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options; and (iii) 5,538 shares of common owned by his wife, Liang-Yu Wei.

(8)                    Includes 31,874 shares of common stock that our director, Mr. Altig, has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options.

(9)                    Includes (i) 2,500 shares of common stock held by our director, Mr. Auerbach; and (ii) 26,794 shares of common stock that Mr. Auerbach has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options.

(10)              Includes (i) 94,806 shares of common stock held by our director, Dr. Chang; (ii) 40,638 shares of common stock that Dr. Chang has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options; and (iii) 92,306 shares of common stock held by his wife, Wan Ping Chang.

(11)              Includes (i) 378,256 shares of common stock held by Dr. Chang; (ii) 528,823 shares of common stock that Dr. Chang has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options; and (iii) 422,760 shares that his wife Tessie M. Che holds or has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options.

(12)              Includes 28,193 shares of common stock that our director, Dr. Grebow, has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options.

(13)              Includes (i) 10,000 shares of common stock held by our director, Dr. McKinnell; and (ii) 4,999 shares of common stock that Dr. McKinnell has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options.

(14)              Includes 21,318 shares of common stock that our director, Dr. Zerbe, has the right to acquire from us within 60 days of March 11, 2011 pursuant to the exercise of stock options.

(15)              Includes shares described in footnotes (3) through (14) above, except that Michael N. Chang’s stock ownership and Tessie M. Che’s stock ownership are not combined in this line item.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of December 31, 2010:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	3,681,159	$9.19	1,362,533
Equity compensation plans not approved by security holders (1)	—	—	—
Total	3,681,159	$9.19	1,362,533

(1)          In March 2011, our Board of Directors amended the 2006 Equity Incentive Plan to provide for the reservation of an additional 1,750,000 shares of our common stock to be issued pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.  Ernst & Young LLP has audited the Company’s financial statements since its inception in November 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.  However, our Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain that firm as our independent registered public accounting firm.  Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees for services provided to the Company for the fiscal years ended December 31, 2010 and 2009, by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended (in thousands)
	2010	2009
Audit Fees	$375	$325
Audit-related Fees (specifically describe audit-related fees incurred)	—	—
Tax Fees (specifically describe tax fees incurred)	—	—
All Other Fees (specifically describe all other fees incurred)	—	—
Total Fees	$375	$325

All 2010 and 2009 fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, and audit-related services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON
EXECUTIVE COMPENSATION

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Exchange Act, our stockholders are now entitled to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Pursuant to the Dodd-Frank Act, this vote is an advisory vote only and is not binding on the Company or its Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

The compensation of our named executive officers subject to the vote is disclosed in the “Compensation Discussion & Analysis” on pages 16 to 34 and in the Summary Compensation Table and subsequent tables on pages 22 to 34. As described more fully in those disclosures, our named executive officers, as identified on page 16 are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with our stockholders’ interests, consistent with current market practices.

The compensation of our named executive officers during our fiscal year ending December 31, 2010 is consistent with the following achievements and financial performance:

•                  robust top-line results for the second fidaxomicin Phase 3 trial;

•                  submission of a Marketing Authorization Application  for fidaxomicin which was accepted for review by the European Medicines Agency;

•                  submission of a New Drug Application for fidaxomicin which was accepted for priority review by the U.S. Food and Drug Administration;

•                  progress on the fidaxomicin partnering process;

•                  development of a commercial leadership team that is substantially in place; and

•                  strengthening of our patent portfolio for fidaxomicin.

We are requesting your non-binding vote on the following resolution:

“Resolved, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF
ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers, as disclosed in our proxy statements.  Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. For the reasons described below, the Board of Directors recommends that the stockholders select a frequency of one year.

The Board believes that an annual advisory vote on executive compensation is the best approach for us at this time because it would allow our stockholders to provide us with regular and comprehensive input on important issues such as our executive compensation programs and practices as disclosed in our proxy statement each year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.  We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on the proposal.

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every other year or every three years.  The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the stockholders.

The Board  values the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps.  However, because this vote is advisory and therefore not binding, the Board may decide that it is in the best interests of the stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

We value and consider stockholder input on corporate governance matters and on our executive compensation program and practices, and we look forward to hearing from our stockholders on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 4.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based on a review of such reports filed with the SEC, all Section 16(a) forms required to be filed by our directors and executive officers and persons owning more than 10% of our common stock during 2010 were timely filed except that two reports, covering two transactions, were filed late by Dr. Che, one report, covering one transaction, was filed late by Dr. Chang and one report, covering one transaction, was filed late by Dr. Gorbach.

TRANSACTIONS WITH RELATED PERSONS

The following includes a description of transactions since January 1, 2010 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of our directors, executive officers or holders of more than 5% of our capital stock, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions. Absent approval by our Board of Directors, our Audit Committee reviews and approves in advance any proposed related party transactions.

Stock Option Grants and Awards to Executive Officers

During the fiscal year 2010, we granted stock options to purchase an aggregate of 164,000 shares of our common stock to our named executive officers with exercise prices of $11.85 per share, with one-fourth of the shares subject to the option vesting one year after the grant date, and one forty-eighth of the total shares vesting each month thereafter. Also during 2010, we granted an option to purchase 20,000 shares of our common stock to Dr. Gorbach, one of our current executive officers, with an exercise price of $9.03 per share, with one-fourth of the shares subject to the option vesting one year after the grant date and one forty-eighth of the total shares vesting each month thereafter. We also granted an option to purchase 10,000 shares of our common stock to Dr. Michael Chang, one of our current directors, with an exercise price of $9.56, with monthly vesting for 12 months starting on February 1, 2011.

In addition, in May 2010, our Board of Directors appointed Pedro Lichtinger as our current President and CEO and a member of our Board of Directors. Pursuant to Mr. Lichtinger’s offer letter, he received performance-based stock options to purchase up to an aggregate of 480,000 shares of common stock and performance-based restricted stock units covering up to an aggregate of 120,000 shares of common stock, which vest over time beginning on the dates the Company achieves specified development and commercialization goals. Mr. Lichtinger also received a stock option grant to purchase 200,000 shares of our common stock with an exercise price of $12.34 per share, with one-fourth of the shares subject to the option vesting one year after the grant date, and one forty-eighth of the total shares vesting each month thereafter.

Also, in May 2010, pursuant his appointment as Chairman of the Board of Directors, Dr. Michael Chang received 65,000 shares of our common stock with a fair market value of $12.34 per share.

In connection with Dr. Shue’s service as the President and Chief Executive Officer of OBI, he received an option from OBI to purchase 1,600,000 shares of OBI’s common stock at a price of 10 New Taiwan dollars per share.

Participation in Registered Direct Offerings

In March 2010, the Company completed the sale of 4,887,500 shares of its common stock in a public offering with the net proceeds of approximately $51.2 million. Grandtime Associates Limited and Brilliant Champion Resources Limited participated in this offering, each purchasing 454,546 shares of our common stock at $11.00 per share.

Consulting Agreement with Michael Chang

In May 2010 we entered into a separation and consulting agreement with Dr. Michael Chang (the “Consulting Agreement”) pursuant to which Dr. Chang will provide general consulting services to us in exchange for compensation in the form of consulting fees of $12,500 per month and stock options to purchase up to an aggregate of 400,000 shares of our common stock, which vest over time beginning on the dates certain regulatory filings are accepted and approved.  Additionally, pursuant to the Consulting Agreement, Dr. Chang was eligible to receive up to $196,500 in additional consulting fees based on the accomplishment of specified goals during 2010.  These goals were achieved during 2010 and we subsequently paid Dr. Chang $196,500, which amount was intended as a substitute for potential payments Dr. Chang would have received under the 2010 Bonus Plan had he remained eligible for payments under the 2010 Bonus Plan.  Compensation paid to Dr. Chang under the Consulting Agreement is included in the Summary Compensation Table above. The Consulting Agreement will continue in effect for 5 years unless earlier terminated by us or Dr. Chang for material breach.  Dr. Chang will continue to be eligible for stock option grants under our Equity Incentive Plan.

Indemnification and Insurance

We have entered into indemnification agreements with each of our executive officers and directors. These indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Optimer stockholders will be “householding” our proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or Optimer.  Direct your written request to Optimer Pharmaceuticals, Inc., John D. Prunty, Secretary, 10110 Sorrento Valley Road, Suite C, San Diego, CA  92121 or contact us at (858) 909-0736.  Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Pedro Lichtinger
President and Chief Executive Officer

March 31, 2011

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2010 is available without charge upon written request to: Corporate Secretary, Optimer Pharmaceuticals, Inc., 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121.

OPTIMER PHARMACEUTICALS, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2011 The undersigned hereby appoints Pedro Lichtinger and John D. Prunty, and each of them, as proxies of the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of Optimer Pharmaceuticals, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Optimer Pharmaceuticals, Inc. to be held at 5355 Mira Sorrento Place, Suite 250, San Diego, California 92121 on Monday, April 25, 2011 at 9:00 a.m. (Pacific time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, and with discretionary authority as to any other business that may properly come before the meeting. This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted for all nominees listed in Proposal 1, for Proposals 2 and 3, and for 1 year on Proposal 4, as more specifically described in the Proxy Statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF OPTIMER PHARMACEUTICALS, INC. April 25, 2011 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD APRIL 25, 2011 The Annual Report to Stockholders and the Proxy Statement are Available at: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15221 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect three directors, Anthony E. Altig, Michael N. Chang and Robert L. Zerbe, to hold office until the 2014 Annual Meeting. O Anthony E. Altig O Michael N. Chang O Robert L. Zerbe 2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011. The Board of Directors recommends a vote FOR Proposal 2. 3. To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the proxy statement. The Board of Directors recommends a vote FOR Proposal 3. 4. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company's named executive officers. The Board of Directors recommends a vote for 1 YEAR for Proposal 4. Please vote, date and promptly return this proxy card in the enclosed return envelope which is postage prepaid if mailed in the United States. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20330030040000001000 7 042511 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. 2 years 3 years ABSTAIN 1 year FOR AGAINST ABSTAIN The Board of Directors recommends a vote for the election of ALL of the nominees for director.